Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

EVERYDAY HEALTH, INC.,

CAMBRIDGE BIOMARKETING GROUP, LLC,

MAUREEN FRANCO, IN HER CAPACITY AS SELLERS’ REPRESENTATIVE,

and

THE SELLERS NAMED HEREIN

Dated as of March 20, 2015

Table of Contents

ARTICLE 1		1
THE TRANSACTION		1
1.1	Purchase of Interests	1
1.2	Purchase Price	1
1.3	Closing Payment	2
1.4	Closing Balance Sheet Adjustment	2
1.5	Equity Consideration	4
1.6	Closing	4
1.7	Closing Deliveries	4
ARTICLE 2		6
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		6
2.1	Authority; Effect of Agreement	6
2.2	Ownership; No Options	6
2.3	No Conflict	6
2.4	Brokers	7
2.5	Litigation	7
2.6	Consents	7
2.7	FIRPTA	7
ARTICLE 3		7
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		7
3.1	Organization	7
3.2	Authority	8
3.3	No Conflict	8
3.4	Capitalization	8
3.5	Investments and Subsidiaries	9
3.6	Financial Statements	9
3.7	Governmental Consents	9
3.8	Absence of Certain Changes or Events	9
3.9	Compliance with Laws; Permits	11
3.10	Litigation	11
3.11	Title; Condition and Sufficiency of Assets	11
3.12	Absence of Questionable Payments	12
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3.13	Real Property; Leases	12
3.14	Contracts	13
3.15	Insurance	14
3.16	Intellectual Property	15
3.17	Relationship with Customers	16
3.18	Taxes	16
3.19	Employee Benefits	18
3.20	Employee Matters	20
3.21	Bank Accounts;	21
3.22	Affiliate Transactions	21
3.23	Environmental Matters	22
3.24	Books and Records	22
3.25	Accounts Receivable	22
3.26	Liabilities	23
3.27	Brokers	23
3.28	Convertible Notes; Conversion Shares	23
ARTICLE 4		24
REPRESENTATIONS AND WARRANTIES OF THE BUYER		24
4.1	Organization	24
4.2	Authority	25
4.3	No Conflict	25
4.4	Consents	25
4.5	Convertible Notes; Conversion Shares	25
ARTICLE 5		26
COVENANTS		26
5.1	Integration; Employee Matters	26
5.2	Use of Premises
5.3	Retention Bonuses	26
5.4	Further Assurances	27
ARTICLE 6		27
REGISTRATION RIGHTS		27
6.1	Shelf Registration	28
6.2	Effectiveness Deadline	28
6.3	Cash Payment upon Effectiveness	28
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6.4	Registration Procedures	29
6.5	Registration Expenses	31
6.6	Indemnification; Contribution	32
6.7	Grant of Registration Rights to Third Parties	34
ARTICLE 7		34
TAX MATTERS		34
7.1	Tax Returns	34
7.2	Income Tax Refunds	35
7.3	Assistance and Records	35
7.4	Tax Changes	36
7.5	Straddle Period	36
7.6	Allocation of Purchase Price	37
7.7	Contests	37
7.8	Federal Income Tax Treatment of Transaction	37
ARTICLE 8		37
SURVIVAL AND INDEMNIFICATION		37
8.1	Survival	37
8.2	General Indemnification	38
8.3	Insurance	40
8.4	Taxes	40
8.5	Sole Remedy	41
8.6	Indemnity Payments	41
ARTICLE 9		41
MISCELLANEOUS		41
9.1	Interpretive Provisions	41
9.2	Sellers’ Representative	42
9.3	Successors and Assigns	43
9.4	Headings	43
9.5	Modification and Waiver	43
9.6	Expenses	44
9.7	Notices	44
9.8	Governing Law; Consent to Jurisdiction	45
9.9	Public Announcements	45
9.10	No Third Party Beneficiaries	45
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9.11	Counterparts	45
9.12	Entire Agreement	46
ARTICLE 10		46
CERTAIN DEFINITIONS		46
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EXHIBITS

Exhibit A	Members
Exhibit B	Form of Earn Out Agreement
Exhibit C	Form of Convertible Note
Exhibit D	Form of Closing Statement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Non-Competition Agreement
Exhibit G	Allocation Schedule
Exhibit H	Form of Assignment of Membership Interests
Exhibit I	Retention Bonus Recipients and Payments

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 20, 2015 (the “Agreement”) is by and among Everyday Health, Inc., a Delaware corporation (the “Buyer”), Cambridge BioMarketing Group, LLC, a Delaware limited liability company (the “Company”), Maureen Franco, in her capacity as Sellers’ Representative (as defined in Section 8.2), and the Members of the Company named on Exhibit A hereto (collectively, the “Sellers” and each a “Seller”).

RECITALS

A. The Company has issued and outstanding limited liability company membership interests constituting a combined Stated Interest (as defined in the Company’s First Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”)) of 100% (the “Interests”). Except for the Interests, no other equity securities of or ownership interests in the Company are issued or outstanding. All Interests are owned by the Sellers, beneficially and of record, in the amounts set forth opposite each Seller’s name on Exhibit A hereto.

B. The Buyer desires to purchase, and the Sellers desire to sell, all of the Interests, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 Purchase of Interests. Each Seller hereby sells and assigns to the Buyer, free and clear of all Liens, and the Buyer hereby purchases from such Seller, the Interests set forth opposite such Seller’s name on Exhibit A hereto.

1.2 Purchase Price.

(a) The aggregate consideration for the Interests (the “Purchase Price”) shall consist of (i) the Cash Purchase Price, plus (ii) the Equity Purchase Price, plus (iii) the right to receive additional cash consideration in accordance with the terms and conditions of the Earn Out Agreement in substantially the form set forth on Exhibit B hereto (the “Earn Out”). The “Cash Purchase Price” means an amount in cash equal to (i) $25,000,000, minus (ii) the Closing Indebtedness Amount, plus (iii) the Closing Cash Amount, plus (iv) the Net Working Capital Adjustment Amount (which may be a negative number and therefore a reduction to the Cash Purchase Price), minus (v) the amount of Seller Transaction Expenses. The “Equity Purchase

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Price” means the right to receive $8,000,000 worth of Buyer’s common stock or cash in lieu thereof, pursuant to the terms of the convertible notes issued by the Buyer to the Sellers on the date hereof in substantially the form set forth on Exhibit C hereto (collectively, the “Convertible Notes”) and in accordance with the terms set forth in Article 6 hereto.

(b) The parties agree that for income Tax purposes, any Earn Out payment shall be treated as a payment of purchase price for the Interests being acquired as set forth herein, and none of such Earn Out payment will be classified as compensation for services by any of the Sellers.

1.3 Closing Payment.

(a) The Sellers have delivered to the Buyer a statement (the “Closing Statement”) in the form of Exhibit D hereto reflecting the Sellers’ estimate of (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”), and (v) the amount of Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”). The Sellers have also delivered to the Buyer, together with the Closing Statement, a certificate executed by the Sellers to the effect that such estimates were determined in good faith in accordance with GAAP currently in effect, consistently applied.

(b) At the Closing, the Buyer will pay and deliver to the Sellers’ Representative or as directed by the Sellers’ Representative and on behalf of the Sellers, the Estimated Cash Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds (the “Net Closing Payment”). As used herein, the “Estimated Cash Purchase Price” means an amount equal to (i) $25,000,000, minus (ii) the Estimated Closing Indebtedness Amount, plus (iii) the Estimated Closing Cash Amount, plus (iv) the Estimated Net Working Capital Adjustment Amount (which may be a negative number and therefore a reduction to the Estimated Cash Purchase Price), minus (v) the amount of Estimated Seller Transaction Expenses. The Net Closing Payment shall be paid by the Buyer to the Persons and accounts set forth in the funds flow memorandum (the “Funds Flow Memo”) delivered by the Sellers’ Representative at least one business day prior to the Closing.

(c) At the Closing, the Escrow Amount will be deposited by the Buyer by wire transfer of immediately available funds into an account designated by the Escrow Agent and will be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) adjustments to the Purchase Price in favor of Buyer pursuant to Section 1.4 and (ii) liabilities of the Sellers to the Buyer or other Buyer Indemnified Party under Section 8.2.

1.4 Closing Balance Sheet Adjustment.

(a) Promptly after the Closing but in any event within 90 days after the Closing, the Buyer will deliver to the Sellers’ Representative an internally prepared balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and a calculation of the Closing Cash Amount, Closing Indebtedness Amount, Net Working Capital Adjustment Amount and the amount of Seller Transaction Expenses, each as of 12:01 a.m. on the Closing Date (such

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calculations together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet and calculations of Closing Cash Amount, Closing Indebtedness Amount, Net Working Capital Adjustment Amount and the amount of Seller Transaction Expenses shall be prepared on the same bases as the Closing Statement. After delivery of the Preliminary Statement by Buyer, Sellers’ Representative and an accounting firm of its choosing will be afforded all access to the books, records and work papers related to the preparation of the Preliminary Statement. The Sellers’ Representative will have the right to object to the Preliminary Statement. If the Sellers’ Representative has any objections to the Preliminary Statement, the Sellers’ Representative will deliver to the Buyer a written statement setting forth in reasonable detail the objections (an “Objections Statement”) within 15 days after delivery of the Preliminary Statement.

(b) If an Objections Statement is delivered in accordance with Section 1.4(a), the Sellers’ Representative and the Buyer will negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 20 days after the delivery of the Objections Statement, the Sellers’ Representative and the Buyer will submit such dispute to a McGladrey LLP, or, of McGladrey LLP is not, at such time, independent of the Buyer and its Affiliates and each Seller, a mutually acceptable nationally recognized independent public accounting firm agreed upon by the Sellers’ Representative and the Buyer in writing (the “Dispute Resolution Auditor”). The Sellers’ Representative and the Buyer will instruct the Dispute Resolution Auditor to resolve the dispute as soon as practicable and use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve the dispute in any event within 30 days of the engagement of the Dispute Resolution Auditor. In resolving the dispute, the Dispute Resolution Auditor will consider only those items and those amounts that are identified in the Objections Statement as being items that the Sellers’ Representative and the Buyer have been unable to resolve. Any communications with the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The resolution of the dispute by the Dispute Resolution Auditor will be final, binding and non-appealable by the Parties, and judgment may be entered upon the determination of the Dispute Resolution Auditor in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Dispute Resolution Auditor shall be borne equally by the Buyer and Sellers, unless the Dispute Resolution Auditor determines otherwise on the basis that any party has acted unreasonably.

(c) Promptly and in any event no later than the fifth business day following the final determination of the Closing Cash Amount, the Closing Indebtedness Amount, the Net Working Capital Adjustment Amount and the amount of Seller Transaction Expenses, in accordance with this Section 1.4:

(i) If the Cash Purchase Price, as finally determined pursuant to this Section 1.4, exceeds the Estimated Cash Purchase Price, then the Buyer will pay such shortfall to the Sellers’ Representative by wire transfer of immediately available funds to an account designated by the Sellers’ Representative in writing. The Sellers’ Representative shall disburse such amount to each Seller in accordance with the percentages set forth on Exhibit A hereto and pursuant to the instructions of the Sellers; and

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(ii) If the Cash Purchase Price, as finally determined pursuant to this Section 1.4, is less than the Estimated Cash Purchase Price (the difference between the Estimated Cash Purchase Price and the Cash Purchase Price being the “Overage Amount”) by an amount less than or equal to $200,000, then the Overage Amount shall be paid to the Buyer by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement to the account designated by the Buyer in writing. In the event that the Overage Amount exceeds $200,000, then (a) $200,000 shall be paid to the Buyer by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement to the account designated by the Buyer in writing; and (b) the portion of the Overage Amount that is greater than $200,000 shall be paid by the Sellers to the Buyer. If the Sellers shall fail to pay such amounts to the Buyer, then in addition to any other remedies available to it, the Buyer shall have the right to offset such amounts against the Earn Out.

1.5 Equity Consideration. Contemporaneously with the delivery of the Cash Purchase Price, the Buyer and each Seller will enter into a Convertible Note.

1.6 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York on the date of this Agreement and simultaneously with the execution and delivery of this Agreement (such date being referred to herein as the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed to have occurred on, and be effective as of 12:01 a.m. on the Closing Date.

1.7 Closing Deliveries.

(a) Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered the following:

(i) to the Sellers, the Convertible Notes, executed and delivered by the Buyer;

(ii) to the Sellers’ Representative and the other Persons set forth in the Funds Flow Memo, the Net Closing Payment, in accordance with Section 1.3(b);

(iii) to the Escrow Agent, the Escrow Amount in accordance with Section 1.3(c);

(iv) to the Sellers and the Escrow Agent, an Escrow Agreement in the form of Exhibit E hereto (the “Escrow Agreement”), duly executed by the Buyer;

(v) to the Sellers, the other Ancillary Agreements to which the Buyer is a party, duly executed by the Buyer;

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(vi) to each of Maureen Franco, Michael Hodgson, Sam Falsetti and Shauna Horvath, offer letters, signed by the Buyer, relating to their employment by the Buyer after the Closing, each in the form previously agreed with such persons; and

(vii) to each of Maureen Franco, Steven West, Michael Hodgson, Sam Falsetti and Shauna Horvath, non-competition agreements, each in substantially the form set forth on Exhibit F hereto (each a “Non-Competition Agreement”).

(b) Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered the following to the Buyer:

(i) the Funds Flow Memo, duly executed by the Sellers’ Representative, in form and substance reasonably acceptable to the Buyer;

(ii) Assignments of Membership Interests of each Seller, duly executed by such Seller, transferring title to such Seller’s Interests free and clear of all Liens, substantially in the form set forth on Exhibit H hereto;

(iii) the Escrow Agreement, duly executed by the Sellers’ Representative;

(iv) Payoff letter with respect to any Indebtedness owed to Boston Private Bank, in form and substance reasonably acceptable to the Buyer;

(v) Payoff letter with respect to any Indebtedness owed to JAMESTOWN Premier 245 First, LLC;

(vi) Invoice with respect to any Seller Transaction Expenses owed to Mirick, O’Connell, DeMallie & Lougee LLP;

(vii) Letter with respect to any Seller Transaction Expenses owed to Petsky Prunier LLC;

(viii) A manager’s certificate certifying that (i) any liability of the Company for distributions or other payments due to any Seller (other than salary, bonus or expenses) have been paid or eliminated; and (ii) any liability of any Seller for payments due to the Company, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice, have been paid or eliminated.

(ix) from each of Maureen Franco, Michael Hodgson, Sam Falsetti and Shauna Horvath, offer letters, signed by each such party, relating to their employment by the Buyer after the Closing, each in the form previously agreed with such persons;

(x) from each of Maureen Franco, Steven West, Michael Hodgson, Sam Falsetti and Shauna Horvath, a Non-Competition Agreement;

(xi) from each Seller, a general release, in form and substance reasonably acceptable to the Buyer;

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(xii) from each officer of the Company and each member of the board of managers or the equivalent of the Company, a written resignation, in form and substance reasonably satisfactory to Buyer;

(xiii) a certificate from the Secretary of State of the State of Delaware and each state in which the Company is qualified as a foreign corporation to do business to the effect that the Company is in good standing in such state;

(xiv) a certificate dated the Closing Date executed by a manager of the Company certifying as to a true and correct copy of the resolutions duly adopted by the Members authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(xv) written consent of the Class B Member (as defined in the Operating Agreement) to the Sellers’ sale of their membership interests to the Buyer; and

(xvi) all notices and consents set forth on Schedules 3.3 or 3.7 of the Disclosure Schedules hereto, in form and substance reasonably acceptable to the Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller severally (and in respect of himself or herself only) represents and warrants to the Buyer as follows:

2.1 Authority; Effect of Agreement. Such Seller has the legal capacity and right to execute, deliver and perform his or her respective obligations under this Agreement and the Ancillary Agreements to which he or she is a party without the need for consent or authorization of any other Person. This Agreement and each Ancillary Agreement to which such Seller is a party have been duly and validly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, as the case may be, enforceable against such Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors’ generally.

2.2 Ownership; No Options. Such Seller, as applicable, is the true and lawful owner of the Interests set forth opposite such Seller’s name in Exhibit A to this Agreement, and all of such Interests have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and such ownership is free and clear of all Liens. There are no outstanding Options to acquire any Interests owned by such Seller and there are no agreements or understandings with respect to the sale or transfer of such Interests (except as set forth in this Agreement and the Ancillary Agreements to which such Seller is a party).

2.3 No Conflict. The execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which such Seller is party, and the consummation by him or her of the transactions contemplated hereby and thereby, does not and will not, with or without the giving

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of notice or the lapse of time: (a) violate any provision of any law to which such Seller is subject, (b) violate any order, judgment, or decree applicable to such Seller, or (c) violate or result in a breach of or constitute a default (or an event that might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of or notice to any third party under any contract or agreement, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Liens upon any of the assets or properties of such Seller under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller or any of such Seller’s assets or properties is bound.

2.4 Brokers. Except as set forth on Schedule 2.4, such Seller has not retained any broker, finder, investment banking firm or similar person to act on his or her behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, and no other person engaged by such Seller is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

2.5 Litigation. There is no Litigation pending or, to the knowledge of such Seller, threatened against such Seller or any of his or her respective properties or assets that would affect his or her ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party.

2.6 Consents. No consent, approval, authorization or action of, registration or filing with, or notice to any Governmental Authority is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental Authority or any Contract to which such Seller is a party or by which such Seller or any of such Seller’s assets or properties is bound in connection with the execution and delivery by such Seller of this Agreement or the Ancillary Agreements to which such Seller is a party, the performance by such Seller of such Seller’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

2.7 FIRPTA. None of the Sellers is a foreign person as such term is defined in the Code and the regulations promulgated thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Disclosure Schedules delivered by the Sellers to the Buyer concurrently with the execution of this Agreement, each Seller (other than Robert Scalea) severally represents and warrants to the Buyer as follows (it being understood and agreed that Robert Scalea hereby represents and warrants to the Buyer only as to the Fundamental Representations):

3.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to carry on its business as it now is being

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conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and is in good standing as a foreign limited liability company in all jurisdictions listed on Schedule 3.1, which represent all of the jurisdictions that require such qualification. True and complete copies of the certificate of formation, limited liability company agreement or other similar organizational documents of the Company, all as amended to date, have been delivered to the Buyer.

3.2 Authority. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors’ generally.

3.3 No Conflict. The execution and delivery by the Sellers and the Company of this Agreement and the Ancillary Agreements to which any of them is a party, and the consummation by them of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time: (i) violate any provision of any law to which the Company is subject, (ii) violate any order, judgment, or decree applicable to the Company, (iii) violate any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Company, or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute a default (or an event that, with the passage of time or the giving of notice, or both, will constitute a default) under, or require the consent of or notice to any party under, or result in or permit the termination, modification or amendment of any terms or provisions of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien upon any assets or property or give to others any interests or rights therein under, any Contract to which the Company is a party or by which the Company’s assets or properties is bound.

3.4 Capitalization. All of the Interests have been duly authorized and validly issued, were not issued in violation of the terms of any agreement binding upon the Company, were issued in compliance with all applicable federal and state securities or “blue sky” laws, and comprise all of the outstanding equity or other ownership interests in the Company. There are not any outstanding securities convertible into, exchangeable for or carrying the right to acquire any equity or other ownership interest in the Company, or subscriptions, warrants, options, phantom equity interests, rights to acquire (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating the Company to issue or dispose of any equity or other ownership interest therein. Except as set forth on Schedule 3.4, there are no agreements or commitments of any kind relating to the issuance, conversion, registration, voting, sale or transfer of any equity or other ownership interest of the Company or obligating the Company or any other person to purchase or redeem any such equity or other ownership interest. Upon consummation of the transactions contemplated hereby, the Buyer will acquire from each

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Seller good and marketable title to the Interests owned by such Seller, free and clear of any Liens.

3.5 Investments and Subsidiaries.

(a) The Company does not own, or have any interest in any equity securities or have an ownership interest, in any other Person.

(b) The Company has not at any time previously owned, directly or indirectly, any capital stock or other equity securities, or any option, warrant or right to acquire any such capital stock or securities, in any other Person, and the Company has not entered into any agreement, arrangement or understanding to make any such investment.

3.6 Financial Statements. Schedule 3.6 sets forth: the audited balance sheets of the Company as at December 31, 2014 (the “Balance Sheet Date”; and the audited balance sheet of the Company as of the Balance Sheet Date being the “Balance Sheet”) and as at December 31, 2013 and December 31, 2012 (restated), and the related audited statements of income for each of the three fiscal years ended on such dates, including the notes thereto, together with the report thereon of the Company’s independent public accountants, (collectively, the “Financial Statements”). The Financial Statements (i) fairly present the financial condition and the results of operations of the Company as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in accordance with GAAP, consistently applied, except as disclosed in the notes to the Financial Statements.

3.7 Governmental Consents. Except as set forth on Schedule 3.7, no consent, approval, authorization or action of, registration or filing with, or notice to any Governmental Authority or other Person is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental Authority in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Sellers or the Company, the performance by the Sellers and/or the Company of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 3.8, since the Balance Sheet Date, the Company has conducted its business only in the usual and ordinary course consistent with past practices and there has not been any:

(i) declaration or payment of any dividend or other distribution or payment in respect of the membership interests of the Company or any repurchase or redemption of any such membership interests;

(ii) change in the accounting methods, principles or practices, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve of the Company;

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(iii) increase in wages, salary, bonus or other increase in compensation payable to any member, manager, officer or employee of the Company other than in the usual and ordinary course consistent with past practice;

(iv) entry into (or amendment of) any employment, severance or similar agreement with any member, manager, officer or employee of the Company;

(v) adoption of or change in any Employee Benefit Plan or any employment policy relating to vacation pay, sick pay, disability coverage, severance pay or other benefits of any employee of the Company;

(vi) damage, destruction or loss to any asset or property of the Company with a net book value in excess of $10,000, whether or not covered by insurance;

(vii) entry into, amendment, termination or receipt of notice of termination of any Material Contract by the Company;

(viii) sale (other than in the ordinary course of business), assignment, conveyance, lease, exclusive license or other disposition of any asset or property of the Company or incurrence or imposition of any Lien (other than a Permitted Lien) on any asset or property of the Company;

(ix) write-down or write-off of the value of any asset of the Company with a net book value in excess of $7,500;

(x) change in the business or operations of the Company or in the manner of conducting the same or entry by the Company into any transaction, other than in the ordinary course of business consistent with past practice;

(xi) incurring any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(xii) making of any capital expenditure or commitment therefor which, individually or in the aggregate, exceeds $10,000;

(xiii) cancelling or waiving any claims or rights of material value under any Material Contract (except as referred to under paragraph (xvi) below;

(xiv) making any change in any method of accounting or accounting practice, except as otherwise required by GAAP;

(xv) increasing indebtedness for borrowed money except in connection with current borrowings under the Bank Loan;

(xvi) materially writing down the value of any work in process or writing off as uncollectible any accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, is material to the Company;

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(xvii) making of, change or revocation by the Company of any Tax election, settlement or compromise of any Tax liability or refund with any Taxing Authority, adoption or change in any method of accounting, extension or waiver of the application of any statute of limitations regarding the assessment or collection of any Tax, agreement related to Taxes, filing of any amended Tax Return or claim for refund, or change in Tax compliance practices, or taking any action, omitting to take any action, or entering into any other transaction that would have the effect of increasing the Tax liability of Company in respect of any Post-Closing Tax Period; or

(xviii) agreement, whether or not in writing, to do any of the foregoing.

(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect.

3.9 Compliance with Laws; Permits.

(a) The Company is, and at all times during the last five years has been, in compliance in all material respects with all applicable laws (including all applicable Healthcare Laws). During the last five years, the Company has not received any notice or other communication from any Governmental Authority of any alleged or actual violation of or failure of the Company to comply with any applicable law. To the Knowledge of the Sellers, the Company is not under any investigation with respect to any charge concerning any violation of or failure to comply with any applicable law.

(b) The Company does not possess any governmental consent, license, or permit, (collectively, “Permits”) and no Permits are required for its operations as presently conducted.

3.10 Litigation. Except as set forth on Schedule 3.10, there is no Litigation pending or, to the Knowledge of the Sellers, threatened against the Company or its business or assets before or by any Governmental Authority or before an arbitrator of any kind. The Sellers have delivered to the Buyer a complete and accurate list setting forth a general description of settlements occurring since January 1, 2012 regarding actual or threatened Litigation (excluding worker’s compensation claims involving a settlement payment of less than $5,000) entered into by or binding on the Company. There are no unsatisfied judgments, penalties, orders or awards against or affecting the Company or any of its business, properties or assets. All claims made since January 1, 2013 under the Company’s general liability insurance or worker’s compensation policies are disclosed on Schedule 3.10 and all open claims are listed thereon. To the Knowledge of the Sellers, no act, fact, circumstance, event or condition occurred or exists which is a reasonable basis for any such Litigation.

3.11 Title; Condition and Sufficiency of Assets.

(a) Except for assets and properties disposed of in the ordinary course of business since the Balance Sheet Date, the Company has good and marketable title to all of the personal, tangible and intangible assets and properties it purports to own, including those reflected on the Balance Sheet, free and clear of all Liens (other than Permitted Liens), and a valid and enforceable leasehold or licensed interest in all personal, tangible and intangible assets

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and properties it purports to lease or license. Except as set forth on Schedule 3.11, the assets and properties owned or validly leased or licensed by the Company are adequate and sufficient for the operation of the business of the Company as presently conducted.

(b) All of the tangible properties and assets owned, leased or licensed by the Company, including those that are reflected on the Balance Sheet (and that are currently owned, leased or licensed by the Company), are in good operating condition (normal wear and tear excepted). No material capital expenditures are necessary to operate in the ordinary course of business any of such tangible properties and assets.

3.12 Absence of Questionable Payments. Neither the Company nor any Seller (or their respective agents or representatives) has used any funds of the Company for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. Neither the Company nor any Seller (or their respective agents or representatives) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.13 Real Property; Leases.

(a) The Company does not own, and at no time has previously owned, any real property (including ground leases), or hold, or has previously held, a freehold interest in any real property or any Option to acquire real property.

(b) Schedule 3.13(b) sets forth a true, correct and complete list of all leases or subleases, including all amendments, modifications, extensions, renewals, guaranties, assignments or other agreements with respect thereto (the “Leases”) of real property to which the Company is a party (the “Leased Real Property”). The Company does not currently operate its business at any location other than those listed as Leased Real Properties on Schedule 3.13(b). True, correct and complete copies of the Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered to the Buyer. Each Lease is in full force and effect and is valid, binding and enforceable against the Company and, to the Knowledge of the Sellers, each of the other parties thereto in accordance with its terms. The Company has performed all obligations required to be performed by it under each Lease in all material respects and is not in default under or in breach of any Lease. The Company has not received notice of any default or breach by the Company under any such Lease. Except as set forth on Schedule 3.13(b), the Company is and has been in physical possession and actual and exclusive occupation of the whole of its Leased Real Property.

(c) Except as set forth on Schedule 3.13(c), the transactions contemplated hereby will not result in a breach of or default under any Lease or otherwise cause such Lease to cease to be enforceable and in full force and effect on the same terms following the Closing. There is no current or pending event or circumstance that would permit the termination of any Lease or any increase or modification of any obligations, liabilities or restrictions of the Company under any Lease. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease that is now due and payable. There are no outstanding claims of breach or indemnification or notice of default or termination of any Lease.

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(d) No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or to be performed by the Company. The Leased Real Property is adequate and suitable for the purposes for which it is presently being used by the Company, and to the Knowledge of the Sellers, there are no material repair or restoration works currently required in connection with any of the Leased Real Property. There are no security deposits, letters of credit or other security posted with any landlord with respect to the Leased Real Property except as set forth on Schedule 3.13(d). Except as set forth on Schedule 3.13(d), the Company has received all concessions, allowances and other economic incentives, including free rent periods and tenant improvement allowances payable by any landlord under the Leases, and any landlord obligations to complete tenant improvements or other alterations or construction work at any Leased Real Property have been fully and properly completed.

3.14 Contracts.

(a) Except as set forth on Schedule 3.14, the Company is not a party to or bound by, and none of the Company’s assets or properties are subject to, any:

(i) Contract involving the provision of products or services to or by the Company in an amount or having a value in excess of $50,000 annually or involving payments by the Company in excess of $50,000 annually;

(ii) Contract regarding any pension, profit sharing, stock option, employee stock purchase or similar plan or arrangement or otherwise providing for deferred, incentive, retirement or similar compensation to employees;

(iii) collective bargaining agreement or any other Contract with any labor union;

(iv) Contract providing for the payment of, or that obligates the Company to pay, separation, severance, termination, retention or change of control payments to any employee, contractor or other Person;

(v) Contract relating to borrowed money or other Indebtedness, the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any asset (tangible or intangible) of the Company, any letter of credit arrangements, or any guarantee relating to any of the foregoing;

(vi) Contract under which the Company is (x) lessee of or holds or operates any personal property, owned by any other party, except for any lease or conditional sales contract involving a reservation of title relating to personal property under which the aggregate annual rental or other payments do not exceed $20,000 or (y) lessor of or permits any third party to hold or operate any property owned or controlled by the Company;

(vii) Contract relating to the ownership of, investments in or loans and advances to, any Person, including investments in joint ventures and minority equity investments, and Contracts for the sale or acquisition of any business;

(viii) power of attorney or similar instrument or agreement;

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(ix) Contract with the Company’s officers or managers or the Sellers (including indemnification agreements, but excluding Contracts that will terminate on Closing);

(x) any partnership agreement;

(xi) any secrecy or confidentiality agreement under which the Company is obligated to maintain information belonging to a third party secret or confidential (other than confidentiality agreements in computer software license agreements or agreements with clients and/or prospective clients entered into in the ordinary course of business); or

(xii) Contract prohibiting or restricting the Company or any of the Sellers (other than Steve West or Rob Scalea) from freely engaging in any business or from competing with any other person or from soliciting any persons for employment or business, including any Contracts that contain a most favored nation provision or similar provision or limit the Company’s ability to take on competitive accounts after the termination thereof.

(b) The Contracts set forth or required to be set forth on Schedule 3.14, together with all of the Leases, are collectively referred to herein as “Material Contracts.” Each Material Contract is in full force and effect. Each Material Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Sellers, the other party or parties thereto in accordance with its terms. The Company has performed all obligations required to be performed by it under each Material Contract in all material respects, and the Company is not in default under or in breach of any Material Contract. The Company has not received any notice or claim of indemnification or default or breach under any such Material Contract. To the Knowledge of the Sellers, no other party is in default or breach of any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or, to the Knowledge of the Sellers, any other party under any such Material Contract.

(c) The Sellers have delivered or made available to Buyer a true, correct and complete copy of all Material Contracts.

3.15 Insurance. Schedule 3.15(a) contains a list of each insurance policy or binder (including life insurance) presently in force for the benefit of the Company or maintained by the Company with respect to its properties, assets and business (specifying, with respect to each policy, the insurer, type of insurance and any pending claims thereunder). Schedule 3.15(b) sets forth a list of all claims made under any insurance policies since January 1, 2013 (specifying the nature and amount of the claim, current status and resolution, if any) as provided by the applicable insurers. The Company is not in default with regard to its obligations under any such insurance policy maintained by it. Except as set forth on Schedule 3.15, all insurance coverage presently in force will remain in full force and effect following the Closing, and all premiums related to such insurance policies which are currently due have been paid in full. The insurance policies listed on Schedule 3.15(a) are sufficient for compliance with the requirements of the Material Contracts and will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has not received any notice of cancellation or non-renewal of any insurance policy listed on Schedule 3.15(a).

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3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth a complete and correct list of all Trademarks (unregistered, registered or applied for), registered Copyrights and domain names owned by the Company, specifying as to each such item, as applicable, the registered owner, jurisdiction of application and/or registration, the application and/or registration number and the date of application or registration (the “Registered Intellectual Property”). All Registered Intellectual Property is subsisting in good standing, and all applicable fees, filings, declarations, affidavits and other submissions with respect to the prosecution, issuance and maintenance of all Registered Intellectual Property have been fully and timely made.

(b) Schedule 3.16(b) identifies under separate headings each Contract (i) under which the Company uses or licenses any Intellectual Property Right that any Person besides the Company owns other than Contracts related to the Company’s license of generally available commercial or retail software and software licensed for less than an annual fee of $25,000 in the aggregate (for all individual user licenses in respect of such item of software), (ii) under which the Company has granted any Person any Intellectual Property Right (other than non-exclusive licenses included in customer agreements) related to the Company’s provision of its products and services to end customers and (iii) any other Contract pursuant to which any unaffiliated Person developed any Intellectual Property Rights on behalf of the Company. The Company does not owe any royalties or other payments to any Person for the use of any Intellectual Property Rights.

(c) The Company owns the exclusive right, title and interest to all Intellectual Property Rights owned or purported to be owned by the Company, free and clear of all Liens (other than Permitted Liens) or any requirement to pay royalty payments. To the Knowledge of the Sellers, all such Intellectual Property Rights are valid and enforceable. No claim or proceeding is pending or, to the Knowledge of the Sellers, threatened alleging the invalidity or unenforceability of any of such Intellectual Property Rights, or challenging the Company’s ownership thereof, and to the Knowledge of the Sellers there is no basis for any such claim or allegation.

(d) Except as set forth on Schedule 3.16(d), no former or present employee, officer, director or independent contractor of the Company retains any rights of ownership in or use of any Intellectual Property created by the Company for clients as “work-made-for-hire” or which are subject to an exclusive assignment or license in favor of clients of the Company.

(e) To the Knowledge of the Sellers, no third party has infringed on or misappropriated or is infringing on, misappropriating or otherwise violating any Intellectual Property Rights owned or purported to be owned by the Company. The Company does not have any pending claim, demand or allegation against any Person involving or relating to such Intellectual Property Rights, nor has the Company ever initiated or otherwise made such a claim, demand or allegation against any Person.

(f) To the Knowledge of the Sellers, the Company is not infringing, and has not in the past infringed, upon the Intellectual Property Rights of any Person. The Company

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maintains valid licenses to use all Intellectual Property Rights of any Person used in the operation of the Business as of the Closing Date.

(g) All information or data of any kind possessed by the Company, including but not limited to, personally identifiable information collected from any source, including consumers (“PII”), aggregate or anonymous information collected from any source, including consumers (“Non-PII”) and employee data, whether collected online or offline (collectively, “Data”), has been collected, by the Company, and is being maintained, stored, processed and used by the Company in compliance with all applicable laws in all material respects. The Company has stored and maintained all Data in a secure manner, using commercially reasonable physical and technical measures, to ensure the integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data. To the Knowledge of the Sellers, there has been no unauthorized use, access to or disclosure of any Data. The Company has not received any claims, notices or complaints regarding its information practices or use of Data. The Company has not received any written notice from a Governmental Authority or consumer advocacy organization challenging, questioning or inquiring about the Company’s Data collection or usage practices. The consummation of the transactions contemplated herein will not result in any loss or impairment of the rights to own or use any Data, nor will such consummation require the consent of any third party in respect of any Data.

3.17 Relationship with Customers. Except as set forth on Schedule 3.17(a), neither the Company nor any Seller has received any written notice from any customer, nor does the Company or the Sellers otherwise have Knowledge, that any customer (i) has ceased, or will cease, to purchase the products or services previously provided to such customer by the Company on the same terms as previously provided, (ii) has substantially reduced, or will substantially reduce, the purchase of such products or services at any time, or (iii) will otherwise adversely modify its business relationship with the Company in any material respect. Schedule 3.17(b) sets forth for the Company the ten (10) largest clients (measured by fees generated) for the financial years ended December 31, 2013 and December 31, 2014 and the fees from each such client and from all clients (in the aggregate) for such financial years.

3.18 Taxes.

(a) Except as set forth on Schedule 3.18(a), all Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid, owing, or income allocable to any employee, independent contractor, member or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(c) No written claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date hereof does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Balance Sheet. The amount of the Company’s liability for unpaid Taxes for all periods following the date of the Balance Sheet does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) in accordance with the past custom and practice of the Company (and which accruals do not exceed comparable amounts incurred in similar periods in prior years). Since the date of the Balance Sheet, no Taxes have accrued with respect to the Company other than Taxes arising in the ordinary course of business.

(f) Schedule 3.18(f) accurately sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the Taxing Authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) Neither the Company nor the Sellers (with respect to any items of income, gain, deduction, loss or credit attributable to the Company) is a party to any Action by any Taxing Authority. There are no pending or, to the Knowledge of the Sellers, threatened Actions by any Taxing Authority with respect to any Taxes of the Company. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid. There are no Liens for Taxes upon the assets of the Company.

(h) The Sellers have delivered to the Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ended after December 31, 2011.

(i) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any Taxing Authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.

(k) The Company is, and at all times since formation has been, classified as a partnership for U.S. federal, state and local income tax purposes.

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3.19 Employee Benefits.

(a) Schedule 3.19(a) sets forth a complete and accurate list of all (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) compensation, employment, consulting, severance, termination protection, change of control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, (iii) any other plan, agreement, arrangement, program or policy providing for bonus, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, nonqualified trusts, stock option, restricted stock, phantom stock, stock appreciation rights or other equity or equity-based incentive compensation and (iv) all other plans, contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate (as defined below) for the benefit of any employee or which otherwise cover any current or former employee of the Company or any ERISA Affiliate (each item so listed on Schedule 3.19(a) being referred to herein individually as an “Employee Benefit Plan” and collectively as the “Employee Benefit Plans”). The Company or the Sellers have delivered to the Buyer a complete and accurate copy (where applicable) of (a) each Employee Benefit Plan (including all currently effective amendments thereto); (b) the current prospectus or summary plan description and all summaries of material modifications relating to each Employee Benefit Plan; (c) each trust agreement or other funding arrangement with respect to each Employee Benefit Plan, including insurance contracts or other funding vehicles; (d) the three (3) most recently filed IRS Form 5500 and accompanying schedules or attachments relating to each Employee Benefit Plan and any amendments thereto; (e) the most recently received IRS opinion or determination letter for each Employee Benefit Plan; (f) the three (3) most recently prepared actuarial reports and financial statements; (g) all current administrative and other service contracts and amendments thereto with third party service providers; (h) all current employee handbooks, manuals and policies; and (i) the results of the most recent nondiscrimination tests performed under the Code, including, without limitation, 401(k) and 401(m), in connection with each Employee Benefit Plan. Except as set forth on Schedule 3.19(a), neither the Company nor any ERISA Affiliate has expressly or impliedly made any commitment with current or prospective effect, whether legally enforceable or not, to (x) create or cause to exist any other employee benefit plan, program or arrangement or (y) modify, change or terminate any Employee Benefit Plan. As used in this Agreement, the term “ERISA Affiliate” means, with respect to any Person, any Person that, together with the first Person, would be considered a single employer under Section 414 of the Code.

(b) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Employee Benefit Plan and with the requirements prescribed by any and all statutes or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination.

(c) Except as set forth on Schedule 3.19(c),

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(i) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan nor, to the Knowledge of the Sellers, is there any basis for any such legal action or proceeding;

(ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred or is expected to be incurred by the Company or any ERISA Affiliate;

(iii) no reportable event, or event or condition which presents a material risk of termination, has occurred or is expected to occur with respect to any Employee Benefit Plan;

(iv) no Employee Benefit Plan nor any party in interest with respect thereof has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan; and

(vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by section 4980B of the Code or Part 6 of Title I of ERISA or applicable state insurance and state medical benefits continuation laws).

(d) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, if any, full payment has been made of, or an adequate accrual has been made on the Company’s financial books and records with respect to, all amounts that the Company is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as of the end of the most recently ended plan year, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan.

(e) Neither the Company nor any ERISA Affiliate, nor any predecessor of any such entity, maintains, sponsors, administers, contributes to (or has any obligation to contribute to), or has in the past six years maintained, sponsored, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f) Except as set forth on Schedule 3.19(f), no Employee Benefit Plan (i) provides for the payment of or obligates the Company to pay separation, severance, termination, retention, change of control or similar-type benefits to any Person or (ii) obligates the Company to pay separation, severance, termination, retention, change of control or similar-type benefits as a result of any transaction contemplated by this Agreement, either alone or in conjunction with any subsequent occurrence as a result of a “change in control” within the meaning of such term under Section 280G of the Code.

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(g) With respect to each Employee Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (a “409A Plan”), no event has occurred, and no condition exists, that could subject any Person to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject any Person to any 409A Liability. No 409A Plan has been materially modified within the meaning of IRS Notice 2005-1, and each 409A Plan has been operated with a good faith, reasonable interpretation of Section 409A of the Code, IRS Notice 2005-1, Final Regulation Sections 1.409A-1 through 1.409A-6, and any other applicable guidance issued under Section 409A of the Code.

3.20 Employee Matters.

(a) The Company is not: (i) party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) party to, involved in or, to the Knowledge of the Sellers, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement. The Company has not engaged in any unfair labor practice (within the meaning of the National Labor Relations Act 1935) and has not experienced any labor dispute or work stoppage during the previous five (5) years. There are no labor unions or trade unions representing or, to the Knowledge of the Sellers, attempting to represent the employees of the Company.

(b) The Company is now and has previously been in compliance in all material respects with all applicable laws respecting employment and employment practices, including but not limited to laws and regulations regarding terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. There are no pending, or to the Knowledge of the Sellers threatened, and in the past six (6) years have not been any, claims against the Company asserted by or on behalf of any prospective, present or former employee of the Company, or anyone alleging to be an employee of the Company, on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to wages and hours, terms of employment, employment terminations or layoffs, and (viii) any violation of any regulation relating to minimum wages or maximum hours of work. The Company is not aware of any such claims which have not been asserted. No person (including any Governmental Authority) has asserted or, to the Knowledge of the Sellers, threatened any claims against the Company under or arising out of any statute, ordinance, order, rule or regulation relating to compensation, discrimination, immigration, occupational safety in employment or otherwise with respect to any of the Company’s employment practices. No state or federal wage and hour enforcement agency investigations have ever been made of the Company and no claims or charges relating to wage and hour issues have been filed or, to the Knowledge of the Sellers, threatened. The Company is not bound by any consent decree or settlement agreement relating to employment decisions or relations with its employees, independent contractors or applicants for employment.

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(c) Schedule 3.20(c) identifies each employee of the Company as of the date hereof, including each such Person on leave or layoff status, and each consultant and independent contractor (excluding professional advisors) retained by the Company, in each case by name, date of hire, job title or function, and current annual rate of compensation (identifying commissions, bonuses and any other compensation earned or set to be earned separately) and any change in compensation out of the ordinary course of business since January 1, 2014 and any automobile leased or owned by the Company primarily for use by any of the foregoing Persons. No retired employees of the Company receive or are entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party. Schedule 3.20(c) contains a description of the current severance and vacation policy of the Company. To the Knowledge of the Sellers, none of the Company’s employees or officers is a party to, or is otherwise bound by, any agreement or arrangement with any Person other than the Company that limits or adversely affects the performance of its, his or her duties, the ability of the Company to conduct its business, or its, his or her freedom to engage in any of the businesses conducted by the Company. All employees of the Company are “employees at will.” The Company will not, as a result of any actions taken by the Company prior to Closing or as a result of the transactions contemplated by this Agreement, incur any liability or obligation pursuant to any employment or severance agreement or arrangement in connection with the termination of any employee of the Company (other than payment of salary and accrued benefits to the date of termination). The Company has not made any commitments to any of its employees respecting any possible employment or increases in compensation following the Closing. All persons treated as independent contractors of the Company have been properly classified with respect to all applicable statutes, ordinances, orders, rules and regulations.

3.21 Bank Accounts; . Schedule 3.21 sets forth (a) the name of each bank in which the Company has an account, letter of credit, security and other deposits or bank accounts, safe deposit box or lockbox, the identifying numbers or symbols with respect to such accounts and the names of all persons authorized to draw on such accounts or to have access to such accounts; and (b) the names and titles of all managers and officers of the Company and of each trustee, fiduciary or plan administrator of each Employee Benefit Plan of the Company.

3.22 Affiliate Transactions.

(a) Except as described in Schedule 3.22, no Seller, no Person controlled by any Seller, no Affiliate of the Company, nor any officer, member or manager of the Company or family member of any such Person (each such person, a “Related Party”), has or has had, directly or indirectly:

(i) any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(ii) any interest in any property or assets used by the Company; or

(iii) engaged in any other transaction with the Company (other than ordinary course employment relationships).

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(b) No Related Party has outstanding any loan, guarantee or other obligation for borrowed money or Indebtedness made to the Company, nor have any of such parties borrowed money from the Company, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company.

3.23 Environmental Matters.

(a) The Company has conducted and is now conducting its operations in compliance in all material respects with all Environmental Laws. The Company does not hold and is not required to hold any permits, certificates, licenses, approvals, registrations or authorizations under Environmental Laws for the conduct of the business of the Company as previously and currently conducted.

(b) The Company has not in the past nor does the Company presently use, possess, generate, treat, manufacture, process, manage, handle, store, recycle, transport or dispose of any Hazardous Substances in quantities or in a manner which would require a permit.

(c) None of the Company nor any Seller has received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the Knowledge of the Sellers, threatened by any third party (including any Governmental Authority) with respect to (i) the Release or threatened Release of Hazardous Substances by or on behalf of the Company in relation to its past or present operations, or (ii) non-compliance with Environmental Laws. To the Knowledge of the Sellers, the Company is not under any investigation with respect to any charge concerning any violation of or failure to comply with any Environmental Laws.

3.24 Books and Records. The minute books and limited liability company membership interest record books of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain complete and accurate records of all meetings, and actions taken by written consent of, the members and the managers of the Company. Complete and accurate copies, as of the date hereof, of all such minute books and records have been delivered to the Buyer. Except as set forth on Schedule 3.24, the Company does not have any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Company.

3.25 Accounts Receivable. The accounts receivable, work in process and unbilled invoices (including unbilled invoices for services and out-of-pocket expenses) reflected on the Balance Sheet and the accounts receivable, work in process and unbilled invoices arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practices; (b) constitute only valid, undisputed claims of the Company not, to the Knowledge of the Sellers, subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past

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practices; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with past custom and practice of the Company. There has been no material adverse change since the Balance Sheet Date in the amount or aging of the work in process, accounts receivable or other debts due to the Company or the reserves with respect thereto, or accounts payable of the Company, in each case, other than in the ordinary course of business.

3.26 Liabilities. Except as set forth in the Balance Sheet or referred to in the footnotes thereto, the Company does not have any liabilities other than: (a) liabilities specifically disclosed on Schedule 3.26 hereto; (b) liabilities under Contracts of the type required to be disclosed by the Sellers on any schedule hereto and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such schedule; and (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice not involving borrowings by the Company. Schedule 3.26 sets forth a list of all current arrangements of the Company for borrowed money and all outstanding balances as of immediately prior to the Closing Date with respect thereto, which outstanding balances will be paid in full on the Closing Date. The Company is not in default in respect of the terms or conditions of any borrowings.

3.27 Brokers. Except as set forth on Schedule 3.27, no Person acting on behalf of the Company, or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or any other consideration, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

3.28 Convertible Notes; Conversion Shares.

(a) Such Seller is aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Convertible Notes issuable to it pursuant to this Agreement. Such Seller is acquiring the Convertible Notes for such Seller’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b) Such Seller is an “accredited investor” (as defined in Regulation D).

(c) Such Seller also represents that: (x) it can afford to bear the economic risk of holding the Buyer Securities for an indefinite period and can afford to suffer the complete loss of such Seller’s investment in the Buyer Securities; and (y) its knowledge and experience in financial and business matters is such that such Seller is capable of evaluating the risks of the investment in the Buyer Securities.

(d) Such Seller understands that the issuance of the Buyer Securities has not been registered under the Securities Act and the Buyer Securities are being issued in reliance upon a

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specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

(e) Such Seller understands that the Convertible Notes are, and the Conversion Shares will be, “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Seller is aware of (i) the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including a minimum “holding period” and (ii) the restrictive legends to be imposed on the Convertible Notes and the stop transfer restrictions to be imposed on the Conversion Shares, in substantially the form set forth below:

Convertible Note: “THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

Conversion Shares: “THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Sellers as follows:

4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on its business as it is now being conducted, to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

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4.2 Authority. The execution, delivery, and performance by the Buyer of this Agreement, and each Ancillary Agreement to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and each Ancillary Agreement to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer and constitute, or will constitute, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors’ generally.

4.3 No Conflict. The execution, delivery, and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time: (a) violate any provision of law to which the Buyer is subject, (b) violate any order, judgment, or decree applicable to the Buyer, (c) violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Buyer or (d) violate or result in a breach of or constitute a default (or an event that might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which the Buyer is a party or by which the Buyer may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Liens or rights that in the aggregate would not materially hinder or impair the ability of the Buyer to perform its obligations hereunder or the consummation of the transactions contemplated this Agreement.

4.4 Consents. No consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority is required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which the Buyer is a party or the taking by the Buyer of any other action contemplated hereby or thereby.

4.5 Convertible Notes; Conversion Shares.

(a) Assuming the accuracy of the representations and warranties of the Sellers contained in Section 3.28 hereof, the offer, issue, and sale of the Convertible Notes and the shares of the Buyer’s common stock issuable upon conversion thereof (the “Conversion Shares” and, together with the Convertible Notes, the “Buyer Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(b) The Convertible Notes, when issued and delivered pursuant to this Agreement, will constitute valid and legally binding obligations of the Company, enforceable in

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accordance with their terms, subject as to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The Conversion Shares have been duly authorized and, when issued upon conversion of the Convertible Notes in accordance with their terms, will be validly issued, fully paid and non-assessable, free from all taxes, liens and changes with respect to the issue thereof.

ARTICLE 5

COVENANTS

5.1 Integration; Employee Matters.

(a) The Company shall remain as a distinct legal wholly owned subsidiary of Buyer at least through December 31, 2015.

(b) Other than terminations for Cause (as defined in the Earn Out Agreement), the Buyer will not terminate the employment of the Company’s administrative personnel with responsibility for human resources, finance and information technology prior to December 31, 2015.

(c) The Company’s existing bonus plan and Employee Benefit Plans for calendar year 2015 shall remain in place for the duration of calendar year 2015, and any bonus payments or accruals inconsistent with the existing bonus plan for calendar year 2015, whether higher or lower, will require the prior written approval of the Buyer.

(d) To the extent employees of the Company are covered under any of the Buyer’s Employee Benefit Plans, such employees will be credited with all service to the Company for purposes of eligibility and vesting of benefits under such plans.

(e) The Company shall not, and the Buyer shall cause the Company not to, use the premises occupied by the Company at 245 First Street, Cambridge, MA for retail purposes.

5.2 Retention Bonuses.

(a) The Closing Statement shall contain an accrued current liability for the Retention Bonuses, in an aggregate amount equal to the sum of one million Dollars ($1,000,000) (the “Aggregate Bonus Payment”) which sum includes the total tax liabilities of the Company (including FICA) associated with the payment of the aggregate amount of Retention Bonuses (such tax liabilities being the “Bonus Tax”).

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(b) The Company will have been deemed to have paid the Aggregate Bonus Payment at Closing, and will be entitled to all tax deductions for the full amount of the Aggregate Bonus Payment.

(c) The Buyer shall cause the Company, within three (3) business days of the Closing Date (the “First Bonus Date”), to pay to each Recipient who is still employed by the Company or the Buyer or any other Affiliate of the Buyer on such date in respect of his or her First Tranche Payment (net of applicable withholdings and deductions according to the Company’s customary payroll practices). In order to enable the Company to make such payment, the Buyer shall, on or before the First Bonus Date, pay to the Company the sum of $500,000.

(d) On the date falling 12 months after the Closing Date (the “Second Bonus Date”), the Buyer shall cause the Company to pay to each Recipient who is still employed by the Company or the Buyer or any other Affiliate of the Buyer on such date in respect of his or her Second Tranche Payment (net of applicable withholdings and deductions according to the Company’s customary payroll practices).

(e) Within three (3) business days of each of the First Bonus Date and the Second Bonus Date, the Buyer shall pay (as applicable), by wire transfer or certified check, to the Sellers’ Representative the total amount of any unpaid First Tranche Payments (plus the applicable employer payroll taxes that were accrued on such unpaid First Tranche Payments) and any unpaid Second Tranche Payments (plus the applicable employer payroll taxes that were accrued on such unpaid Second Tranche Payments) due to any Recipient who was not employed by the Company or the Buyer or any other Affiliate of the Buyer as of the First Bonus Date or the Second Bonus Date (plus the applicable employer payroll taxes that were accrued on such unpaid Second Tranche Payments).

(f) Within three (3) business days of the Second Bonus Date, the Buyer shall pay to the Sellers’ Representative, the amount (if any) by which the amount accrued for the Bonus Tax exceeds the actual tax liabilities of the Company in connection with the Payment of the Retention Bonuses

5.3 Further Assurances. At any time or from time to time after the Closing, the Buyer will, at the request of any Seller, execute and deliver any further instruments or documents and take all such further action as such Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. At any time or from time to time after the Closing, each Seller will, at the request of the Buyer, execute and deliver any further instruments or documents and take all such further action as the Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

ARTICLE 6

REGISTRATION RIGHTS

On or after the Closing Date,

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6.1 Shelf Registration.

(a) Filing. Buyer may file under the Securities Act and cause to be declared effective by the SEC a Shelf Registration Statement relating to the offer and sale by the Participating Holders from time to time of all of the Participating Shares; provided, however, that if the Buyer files and causes such Shelf Registration Statement to be declared effective, the Buyer shall only register the resale of such number of Participating Shares as the Buyer estimates in its sole discretion shall be sufficient to permit the conversion of the Notes in accordance with their terms. The parties hereby acknowledge that the Shelf Registration Statement may not become effective until after the Buyer files an amendment to the Buyer’s Current Report on Form 8-K to be filed under the Exchange Act containing the audited historical financial statements of the Target and pro forma financial statements reflecting the transactions contemplated by this Agreement, as required under the rules and regulations of the SEC.

(b) Continued Effectiveness. If the Shelf Registration Statement has become effective, subject to the applicability of Blackout Periods, the Buyer shall use its commercially reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Participating Holders for the lesser of (i) one year following the Closing Date or (ii) so long as any Participating Holder holds Participating Shares.

(c) Required Information. Each Holder agrees to provide to the Buyer such written information (the “Required Information”) regarding itself, all shares of the Buyer’s common stock beneficially owned by it, and all Registrable Shares held by it as may be requested by the Buyer. For the avoidance of doubt, if any Holder fails to provide the Required Information (with respect to itself, all shares of the Buyer’s common stock beneficially owned by it and all Registrable Shares held by it) prior to the filing by the Buyer of the Shelf Registration Statement, (i) such Holder shall not be a Participating Holder, (ii) such Holder’s Registrable Shares shall not be Participating Shares and (iii) the Buyer shall not file or take any action to cause to be effective a Shelf Registration Statement with respect to any of such Holder’s Registrable Shares.

6.2 Effectiveness Deadline.

If the Shelf Registration Statement has not become effective by May 15, 2015 (the “Effectiveness Deadline”), the Buyer shall repay the outstanding principal amounts of, and accrued interest on, the Notes in accordance with their terms, after which the Buyer will have no continuing obligations with respect to the registration of the Participating Shares.

6.3 Cash Payment upon Effectiveness.

To the extent that the number of Participating Shares registered for resale pursuant to the Shelf Registration Statement is, upon the effectiveness of the Shelf Registration Statement, less than the number of shares of the Buyer’s common stock that would otherwise be issuable upon conversion of the Notes, the Buyer shall on the date that the Shelf Registration Statement becomes effective (the “Effectiveness Date”) make a cash payment to each Seller equal to the amount by which the outstanding principal amount of the Seller’s Note exceeds the value, based

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on the Ten Day VWAP (as defined in the Notes), of the Seller’s Participating Shares registered for resale on the Shelf Registration Statement.

6.4 Registration Procedures.

(a) Without limiting the rights of the Buyer under Section 6.1, if the Buyer elects to file and cause to be declared effective the Shelf Registration Statement, the Buyer shall use its commercially reasonable best efforts to:

(i) furnish to the Participating Holders and, if any, any single legal counsel designated by the majority of Participating Holders (“Holder’s Counsel”), draft copies of such registration statement or prospectus or any amendments or supplements thereto (but excluding all documents incorporated or deemed incorporated therein by reference) proposed to be filed at least two (2) calendar days prior to such filing;

(ii) cause such registration statement to comply as to form in all material respects with the requirements of the applicable form;

(iii) keep such registration statement effective until such time as all of the securities covered thereby cease to be either Participating Shares or held by the Participating Holders, or, if earlier, until the one year anniversary of the Closing Date (the “Effective Period”), to prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus as may be reasonably requested by the Participating Holders of a majority of the Participating Shares or by any Participating Holder (to the extent such request relates to information relating to or provided by such Participating Holder) or as may be necessary to maintain the effectiveness of such registration statement for the Effective Period and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv) cause all Participating Shares covered by such registration statement to be listed on the New York Stock Exchange or on the principal securities exchange or interdealer quotation system on which the Buyer’s common stock is then listed or quoted;

(v) promptly notify the Participating Holders after becoming aware of any of the events described in sub-clauses (A) through (E) of this paragraph (v), to provide the Participating Holders copies of the relevant documentation (if requested), and in the case of sub-clauses (B) through (E), to provide the Participating Holders an opportunity to review and comment on the Buyer’s response thereto: (A) when such registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to such registration statement or the related prospectus or for additional information (other than comment letters relating to the documents incorporated or deemed incorporated therein by reference), (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Buyer of any notification with respect to the suspension

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of the qualification of the Participating Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) during the Effective Period, of the happening of any event or the existence of any fact which makes any statement in such registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) during the Effective Period, obtain the withdrawal of any stop order or other order enjoining or suspending the use or effectiveness of such registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Participating Shares for sale in any jurisdiction;

(vii) (A) deliver promptly to the Participating Holders, upon written request therefor, copies of all correspondence between the SEC and the Buyer, its counsel or auditors including any comment and response letters with respect to such registration statement (but excluding any comment and response letters relating to any documents incorporated or deemed incorporated by reference into such registration statement) and (B) subject to customary confidentiality agreements, permit the Participating Holders or their representatives to conduct, at their sole expense, such investigation with respect to information contained in or omitted from such registration statement as they deem reasonably necessary for the purpose of conducting customary due diligence with respect to the Buyer; provided, that any such investigation shall not interfere unreasonably with the Buyer’s business;

(viii) provide and cause to be maintained a transfer agent and registrar for all Participating Shares covered by such registration statement not later than the effective date of such registration statement; and

(ix) cooperate with the Participating Holders to facilitate the timely preparation and delivery of certificates representing the Participating Shares to be sold under such registration statement in a form eligible for deposit with the Depository Trust Corporation and not subject to any stop transfer order with any transfer agent (which certificates shall have any restrictive legends removed promptly following (A) such sale and (B) receipt by the Buyer of a “prospectus” letter from the broker and such other information as the Buyer may reasonably request with respect to such sale) and cause such Participating Shares to be issued in such denominations and registered in such names as instructed by the Participating Holders.

(b) Nothing in this Agreement shall require the Buyer to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to be so qualified, (ii) execute or file any general consent to service of process under the laws of any jurisdiction, (iii) take any action that would subject it to service of process in suits other than

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those arising out of the offer and sale of Participating Shares covered by the Shelf Registration Statement in any jurisdiction where it is not already subject to service of process, or (iv) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so.

(c) In the event that the Buyer would be required, pursuant to Section 6.4(a)(v)(E), to notify the Participating Holders of the happening of any event specified therein, the Buyer shall as promptly as practicable, prepare and furnish to each such Participating Holder a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Participating Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Participating Holder agrees that, upon receipt of any notice from the Buyer pursuant to Section 6.4(a)(v)(E), it shall, and shall cause its sales or placement agent or agents for the Participating Shares to forthwith discontinue disposition of such Participating Shares pursuant to the Shelf Registration Statement until such Person shall have received copies of such amended or supplemented prospectus (such period during which dispositions are suspended, a “Blackout Period”) and, if so directed by the Buyer, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Participating Shares as soon as practicable after each Participating Holder’s receipt of such notice.

(d) Each Holder shall:

(i) furnish to the Buyer in writing such information regarding such Holder as the Buyer may from time to time reasonably request in writing, including to the extent that such information is required in order for the Buyer to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Participating Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder;

(ii) notify the Buyer of any inaccuracy or change in information previously furnished by such Holder to the Buyer or of the occurrence of any event, in either case as a result of which any prospectus relating to the Participating Shares contains or would contain an untrue statement of a material fact or omits to state any material fact with respect to such Holder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Buyer any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(iii) inform the Buyer in writing when he or she has completed the disposition of the Participating Shares.

6.5 Registration Expenses. The Buyer shall pay the fees and disbursements of the Buyer’s counsel and accountants in connection with any registration of any Participating Shares and all

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registration and filing fees and printing costs; provided, that the Holders shall pay the fees and expenses of their own counsel and each Holder shall bear all agent fees and commissions and transfer and other taxes associated with the sale of Registrable Shares by such Holder.

6.6 Indemnification; Contribution.

(a) The Buyer shall, and hereby agrees to, indemnify and hold harmless each Participating Holder in any offering or sale of the Participating Shares pursuant to the Shelf Registration Statement, against any losses, claims, damages (including reasonable attorney’s fees) or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such Participating Holder may become subject (and the Buyer will pay to each such Participating Holder any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Claim as such expenses are incurred), insofar as such Claims (including any amounts paid in settlement effected with the consent of the Buyer as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in each case in light of the circumstances in which they were made, not misleading or (iii) any violation or alleged violating by the Buyer (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; provided, that the Buyer shall not be liable to any such Participating Holder in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Buyer by the Participating Holder with respect to such Participating Holder expressly for use therein, or by such Participating Holder’s failure to furnish the Buyer, upon request, with the information with respect to such Participating Holder, that is the subject of the untrue statement or omission, or if such Participating Holder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Buyer had previously furnished copies thereof to the Participating Holders, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

(b) Each Participating Holder, severally and not jointly, shall, and hereby agrees to, indemnify and hold harmless the Buyer, its directors, officers, employees and controlling Persons, if any, in any offering or sale of Participating Shares pursuant to a registration statement hereunder, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any prospectus contained therein, or any amendment or supplement thereto, or any document

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incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Buyer by such Participating Holder with respect to such Participating Holder expressly for use therein; provided, that in no event shall any indemnity under this Section 6.6(b) exceed the net proceeds (after underwriting fees, commissions and discounts) from the sale of Participating Shares pursuant to the Shelf Registration Statement received by such Participating Holder unless such liability arises out of or is based on fraud or willful misconduct by such Participating Holder.

(c) Promptly after receipt by an indemnified party under Section 6.6(a) or Section 6.6(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 6.6(a) or Section 6.6(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall, without the prior written consent of the indemnified party (which shall not be unreasonably withheld, conditioned or delayed), compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 6.6(a) or Section 6.6(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement is solely for monetary damages and includes an unconditional release of the indemnified party from all liability in

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respect of such claim or litigation, and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d) The Participating Holders and the Buyer agree that if, for any reason, the indemnification provisions contemplated by Section 6.6(a) or Section 6.6(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 6.6(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.6(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.6(d). Notwithstanding any of the foregoing, in no event shall any contribution by any Participating Holder under this Section 6.6(d), when combined with any amounts payable or paid by such Participating Holder under Section 6.6(b), exceed the gross proceeds from the sale of Participating Shares pursuant to the Shelf Registration Statement received by such Participating Holder, unless such liability arises out of or is based on fraud or willful misconduct by such Participating Holder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.7 Grant of Registration Rights to Third Parties.

Nothing in this Agreement shall limit the Buyer’s ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Buyer.

ARTICLE 7

TAX MATTERS

7.1 Tax Returns.

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(a) The Sellers’ Representative, at the sole cost and expense of the Sellers, will prepare and timely file or cause to be prepared and timely filed all Tax Returns required or permitted to be filed by the Company prior to the Closing Date and all income Tax Returns required to be filed with respect to taxable periods ending before the Closing Date (the “Pre-Closing Returns”). The Pre-Closing Returns will be prepared, where relevant, in a manner consistent with the Company’s past practices except as otherwise required by applicable law. The Sellers will allow the Buyer the opportunity to review and comment on the Pre-Closing Returns, for which the Company has or may have any liability for Taxes, to be filed after the date hereof at least 30 days prior to the applicable filing deadline for such return and the Sellers shall incorporate any reasonable comments made by the Buyer with respect to such Pre-Closing Returns that are actually filed. The Sellers will timely pay or cause to be timely paid and will be responsible for all Taxes due with respect to such Pre-Closing Returns.

(b) The Buyer, at its sole cost and expense, will cause all other Tax Returns of the Company to be prepared and filed. With respect to any such Tax Return for a Tax period that includes, but does not end on, the Closing Date (the “Straddle Period Returns”), the Buyer will deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 7.5, to the portion of the Tax period ending prior to the Closing Date) to the Sellers’ Representative, for review and comment, at least 30 days prior to the applicable filing deadline for such return and the Buyer shall incorporate any reasonable comments made by the Sellers’ Representative with respect to the Straddle Period Returns that are actually filed.

7.2 Income Tax Refunds. With respect to any pending or subsequently filed claim for refund of any income Taxes of the Company in respect of any taxable period, or portion thereof, ending prior to the Closing Date, or any claims or actions for refund of such income Taxes by any Seller, the Buyer agrees that the Sellers will retain the right, with the cooperation of the Company, to prosecute, settle or abandon, on behalf of themselves or the Company, each of such claims or actions at such Sellers’ expense; provided, however, that neither the Sellers nor the Company will prosecute, settle or abandon any such claim or action in a manner that may have an adverse effect on the other parties’ tax position or indemnification obligations under this Agreement. The Buyer further agrees to use its reasonable efforts to cause the Company to provide the Sellers, at the Seller’s sole cost and expense, with all reasonable cooperation in obtaining such refunds and to make the records and personnel of the Company available to assist the Sellers to prosecute any such claim or action for refund. In the event that any income Tax refund is received by the Company in respect of any period, or portion thereof, ending prior to the Closing Date, the Company will pay to the Sellers an amount equal to such refund plus any interest earned on such refund, net of any income Taxes required to be paid by the Company as a result of receiving such refund.

7.3 Assistance and Records. The parties will provide each other with such assistance as each may reasonably request in connection with (a) the preparation of Tax Returns required to be filed with respect to the Company, (b) any audit or other examination by any Taxing Authority, (c) any judicial or administrative proceedings relating to liability for Taxes, or (d) any claim for refund in respect of such Taxes. Such assistance will include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might

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reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. The Buyer will retain and upon the reasonable request of the Sellers provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers or the Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

7.4 Tax Changes.

(a) Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the Sellers shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, adopt or change any method of accounting, extend or waive the application of the statute of limitations regarding the assessment or collection of any Federal, state, local, foreign or other Tax, settle or compromise any Tax liability or refund, enter into any material agreement relating to Taxes, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Buyer or the Company in respect of any Post-Closing Tax Period. The Sellers agree that Buyer is to have no liability for Tax resulting from any such action of the Sellers or the Company in breach of this Section 7.4(a) and agrees to indemnify and hold harmless the Buyer and the Company against any such Tax.

(b) Without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, the Buyer shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, adopt or change any method of accounting, extend or waive the application of the statute of limitations regarding the assessment or collection of any Federal, state, local, foreign or other Tax, settle or compromise any Tax liability or refund, enter into any material agreement relating to Taxes, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Sellers or the Company in respect of any Pre-Closing Tax Period. The Buyer agrees that the Sellers are to have no liability for Tax resulting from any action of the Buyers or the Company in breach of this Section 7.4(b) and agrees to indemnify and hold harmless the Sellers and the Company against any such Tax.

7.5 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

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7.6 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) using the same calculations, bases and methodologies as shown on the preliminary allocation schedule attached hereto as Exhibit G (the “Allocation Schedule”). Within 30 days after the Closing Date, the Buyer and Sellers shall allocate the Purchase Price among the assets of the Company in accordance with such calculations, bases and methodologies and the Sellers shall update the Allocation Schedule accordingly. If the Buyer notifies the Sellers in writing that the Buyer objects to one or more items reflected in the updated Allocation Schedule, the Buyer and the Sellers shall negotiate in good faith to resolve such dispute; provided, however, that if the Buyer and the Sellers are unable to resolve any dispute with respect to the updated Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be resolved by the Dispute Resolution Auditor. The fees and expenses of the Dispute Resolution Auditor shall be borne equally by the Buyer and the Sellers. The Buyer, the Company, and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price, including the Earn Out shall be allocated in a manner consistent with the Allocation Schedule. The Allocation Schedule shall be prepared in accordance with Code Section 1060. Buyer agrees to file its IRS Forms 8594 in accordance with the Allocation Schedule.

7.7 Contests. After the Closing Date, the Sellers’ Representative shall have the right (i) to control, at the Sellers’ sole cost and expense, any Tax audit or administrative or court proceeding (“Tax Contest”) that relates exclusively to any Taxes of the Company for any period that ends on or prior to the Closing Date (“Pre-Closing Tax Contest”); provided that, the Sellers’ Representative shall not enter into any settlement or other agreement with respect to a Pre-Closing Tax Contest which could have an adverse effect on the Purchaser or the Company for any Post-Closing Tax Period without the prior written consent of the Purchaser which consent shall not be unreasonably delayed or withheld and (ii) to participate at the Sellers’ sole cost and expense in any other Tax Contest relating to Taxes for which the Sellers may be liable pursuant to the terms of this Agreement (including any Tax Contest relating to any Straddle Period). The Purchaser shall not enter into any settlement or other agreement with respect to Taxes for which the Sellers may be liable pursuant to this Agreement without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably delayed or withheld.

7.8 Federal Income Tax Treatment of Transaction. For U.S. federal income tax purposes, the Sellers shall be treated as having sold their partnership interests in the Company, and the Buyer shall be treated as having purchased the assets of the Company, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). The parties agree that the taxable year of the Company will end, for federal income tax purposes, as of the close of business on the day preceding the Closing Date.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1 Survival. The representations and warranties under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the

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transactions contemplated hereby will survive until the expiration of the one-year period following the Closing Date (the “Survival Period”), and no action or claim for Losses (as hereinafter defined) resulting from any misrepresentation or breach of warranty will be brought or made after the Survival Period, except that such time limitation will not apply to:

(a) claims for inaccuracies in, or breach of, the representations and warranties set forth in Section 3.1 hereof (Organization) and Section 3.2 (Authority) or the representations and warranties set forth in Article 2 or 4 hereof (each a “Fundamental Representation”), all of which may be asserted at any time prior to the fifth anniversary of the Closing Date; or

(b) claims for inaccuracies in, or misrepresentations, or breach of, the representations and warranties set forth in and Section 3.8(a) (Compliance with Laws, but with respect to Healthcare Laws only), Section 3.17 (Taxes), Section 3.18 (Employee Benefit Matters) and Section 3.19 (Employee Matters) hereof, which may be asserted at any time prior to 60 days following the expiration of the statute of limitations (including any extensions or waivers thereof) applicable to such matters.

Notwithstanding the foregoing, any claims asserted prior to the expiration of the Survival Period or prior to the applicable expiration dates set forth in clauses (a) and (b), above, shall not expire until such claims are finally resolved and any obligations with respect thereto are fully satisfied.

8.2 General Indemnification.

(a) Each Seller, on a several basis, shall indemnify and defend the Buyer and its Affiliates (collectively, “Buyer Indemnified Parties”), and shall hold each of them harmless, from and against all Losses that are incurred or suffered by any Buyer Indemnified Party in connection with or resulting from:

(i) any inaccuracy in, or breach of, any representation or warranty made by any Seller in this Agreement or any certificate or instrument delivered in connection with this Agreement;

(ii) any breach or non-fulfillment of any covenants, obligations or agreements made by any Seller in this Agreement;

(iii) to the extent not included in any adjustment to the Cash Purchase Price pursuant to Sections 1.3 and 1.4, any Seller Transaction Expenses and any obligation or liability to any Person disclosed (or required to be disclosed) on Schedule 3.27 of this Agreement; and

(iv) any Pre-Closing Taxes.

(b) The Buyer shall indemnify the Sellers (collectively, the “Seller Indemnified Parties”), and shall hold each of them harmless, from and against all Losses that are incurred or suffered by any Seller Indemnified Party in connection with or resulting from:

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(i) any inaccuracy in, or breach of, any representation or warranty made by the Buyer in this Agreement or any certificate or instrument delivered in connection with this Agreement;

(ii) any breach or non-fulfillment of any covenants, obligations or agreements made by the Buyer in this Agreement; and

(iii) any Taxes for any Post-Closing Tax Periods and Taxes for Straddle Periods not allocable to the Sellers under Section 7.5.

(c) Notwithstanding the foregoing, the Sellers shall not be obligated to provide any indemnification for Losses pursuant to claims under Section 8.2(a)(i) hereof in respect of breaches of, or inaccuracies in, representations and warranties made by a Seller or by the Sellers unless the aggregate amount that the Buyer Indemnified Parties are entitled to recover in respect of all such claims exceeds $150,000 (the “Threshold”), in which case the Sellers will be liable for the full amount of the Losses; provided, however, that the Threshold shall not apply to claims for indemnification based upon a breach of, or inaccuracy in, any Fundamental Representation.

(d) In addition, except as otherwise provided below, the aggregate liability of the Sellers under Section 8.2(a)(i) hereof in respect of breaches of, or inaccuracies in, representations and warranties made by any Seller or by the Sellers shall not exceed, in the aggregate, the Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply to any breach of, or inaccuracy in, any of the Fundamental Representations for which the aggregate liability of the Sellers shall not exceed the Purchase Price.

(e) For purposes of determining the existence of any inaccuracy in, or breach of, representation or warranty in Article 3 all qualifiers to knowledge, materiality, Material Adverse Effect and the like shall apply; provided, however that all such qualifiers shall be disregarded when calculating the amount of any Losses incurred in connection with any such inaccuracy in, or breach of, representation or warranty until such time as the Threshold has been exceeded.

(f) Notwithstanding anything contained in this Article 8 to the contrary, no limitation of liability provided for in Section 8.1 or this Section 8.2 (including paragraphs (c), (d) and (e) above) shall apply in the event of intentional misrepresentation, fraud or willful misconduct.

(g) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”

(h) As soon as is practicable after an Indemnitee receives notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”), such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article 8 hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of

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its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis and amount of the claim, action or Loss, to the extent known, and contain a copy of all material written evidence thereof in Indemnitee’s possession. Indemnitor shall have the right, using counsel reasonably acceptable to the Indemnitee, to contest, defend, litigate or settle any such Third Party Claim that involves solely monetary damages; provided that the Indemnitor shall have notified the Indemnitee in writing of its intention to do so within 30 days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor. The Indemnitee shall have the right to participate in and be consulted in, and to be represented by counsel (at its own expense) in, any such contest, defense, litigation or settlement conducted by the Indemnitor.

(i) The Indemnitor, if the Indemnitor shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of any such Third Party Claim without the prior written consent of the Indemnitee, except as provided in clause (j) below. The Indemnitee shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including reasonable attorneys’ fees) incurred by the Indemnitee in connection with the foregoing shall be paid by the Indemnitor.

(j) If a firm offer is made to settle a Third Party Claim without leading to any liability or the creation of any financial or other obligation on the part of the Indemnitee and provides, in customary form, for the release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee (such notice, a “Settlement Notice”). If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of the Settlement Notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnitor as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim within twenty (20) days after its receipt of the Settlement Notice, the Indemnitor may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

8.3 Insurance. The amount due as indemnification with respect to any claim under this Article 8 shall take into account and shall be reduced by the amount of any insurance proceeds actually received in cash by the Buyer Indemnified Party or the Seller Indemnified Party, as applicable, in respect of the subject matter of such claim.

8.4 Taxes. The amount due as indemnification with respect to any claim under this Article 8 shall take into account and shall be reduced by the amount of any tax benefit actually realized by a Buyer Indemnified Party or a Seller Indemnified Party, in respect of the subject matter of such claim; provided, however, that a tax benefit will not be deemed actually realized in the event it merely increases the net operating losses, for federal income tax purposes, of a Buyer Indemnified Party or a Seller Indemnified Party.

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8.5 Sole Remedy. Except to the extent any claim for indemnification under this Article 8 arises from intentional misrepresentation, fraud, or willful misconduct of the Indemnitor, the indemnification provided for in this Article 8 shall be the sole remedy of the Parties and their respective successors or assigns in respect of any claim for monetary damages arising under or out of this Agreement; provided, however, that nothing in this Article 8 or elsewhere in this Agreement will affect any rights of any party to seek equitable or injunctive relief including, without limitation, specific performance.

8.6 Indemnity Payments.

(a) Any payments made to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, pursuant to this Article 8 shall be treated as an adjustment to the aggregate Purchase Price paid or received hereunder.

(b) Any indemnification to which a Buyer Indemnified Party is entitled under Section 8.2(a)(i) of this Agreement shall be satisfied first by recouping the amount of such Loss from the Escrow Amount and all Parties agree to promptly cooperate in the preparation and submittal of a joint instruction to the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Interpretive Provisions.

(a) Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender will include all genders.

(b) For purposes of this Agreement, the Company will be deemed to be an affiliate of the Sellers prior to the Closing and an affiliate of the Buyer after the Closing.

(c) The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and the Ancillary Agreements and have participated equally in its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, will not be employed in the interpretation of this Agreement and the Ancillary Agreements, and (iii) the terms and provisions of this Agreement and the Ancillary Agreements will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(d) All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,”

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“herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement.

(e) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.2 Sellers’ Representative.

(a) Each Seller hereby irrevocably constitutes and appoints Maureen Franco (the “Sellers’ Representative”), as such Seller’s attorney-in-fact and agent in connection with the matters described in this Section 9.2, subject to the limitations specified herein. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller.

(b) Each Seller hereby irrevocably grants the Sellers’ Representative full power and authority, effective from and after the date hereof:

(i) to (A) dispute or refrain from disputing, on behalf of such Seller, any claim made by the Buyer or any other Buyer Indemnified Party under this Agreement for which the Sellers may be liable (including under Section 1.4 or Article 8), (B) negotiate and compromise, on behalf of such Seller, any dispute involving the Sellers that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement with respect to any matter that involves the Sellers, and (C) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy involving the Sellers;

(ii) to amend or modify this Agreement or any Ancillary Agreement on behalf of all Sellers, or to grant any waiver hereunder or thereunder;

(iii) to engage attorneys, accountants and agents at the expense of the Sellers with respect to the matters as to which the Sellers’ Representative is granted the authority to act under this Section 9.2;

(iv) to pay or distribute to the Sellers any portion of the Purchase Price that may be delivered to the Sellers’ Representative on behalf of the Sellers in accordance with the instructions of the Sellers; and

(v) to authorize the release of the Escrow Amount or any portion thereof.

(c) Each Seller hereby agrees that:

(i) in all matters in which action by the Sellers’ Representative is required or permitted hereunder, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, or between any Seller and the

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Sellers’ Representative, and the Buyer and the Company shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, regardless of whether the Buyer or the Company has knowledge of any such dispute or disagreement; and

(ii) the power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed.

(d) Notwithstanding the foregoing, but subject to the limitations on the authority granted to the Sellers’ Representative specified in this Section 9.2, each Seller agrees, at the request of the Sellers’ Representative: (i) to take all actions reasonably necessary or appropriate to consummate the transactions contemplated hereby individually on such Seller’s own behalf, and (ii) to deliver, individually on such Seller’s own behalf, any other documents reasonably required of such Seller pursuant to this Agreement.

(e) Sellers’ Representative and each Seller hereby acknowledge and agree that neither Buyer nor any Affiliate of Buyer shall have any liability to Sellers’ Representative or any Seller whatsoever with respect to the actions, decisions or determinations of the Sellers’ Representative.

9.3 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors, heirs and assigns of the parties hereto; provided however, that this Agreement may not be assigned by any Seller without the prior written consent of the Buyer or be assigned by the Buyer without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Sellers hereby acknowledge and agree that the Buyer may collaterally assign any rights under this Agreement and any and all documents related hereto, as security for the payment and performance of Buyer’s obligations to its existing lenders (and successors and assigns of such lenders). No assignment shall relieve the assigning party of any of its obligations hereunder.

9.4 Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5 Modification and Waiver. Subject to Section 9.2, no amendment, modification, or alteration of the terms or provisions of this Agreement will be binding unless the same will be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement will be deemed to or will constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof.

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9.6 Expenses. Except as otherwise expressly provided herein, each of the parties hereto will bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby will be consummated; provided, however, that the Sellers will pay all fees and expenses of the Company with respect to the preparation and negotiation of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and by any Ancillary Agreement.

9.7 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party will be in writing and will be given by delivery in person, by electronic transmission, by overnight courier or by registered or certified mail, postage prepaid (and will be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by electronic transmission, three days after mailing if mailed, and one business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

if to the Sellers or the Company, to:

Cambridge BioMarketing Group, LLC
245 First Street, 12th Floor
Cambridge, MA 02142
Attention: Maureen Franco, Manager
Telephone: (617) 851-5188
Email: mfranco@cambridgebmg.com

with a copy to:

Mirick, O’Connell, DeMallie & Lougee LLP
100 Front Street
Worcester, MA 01607

Attention: David Surprenant, Esq.
Telephone: (508) 929-8500
Email: dsurprenant@mirickoconnell.com

if to the Buyer to:

Everyday Health, Inc.
345 Hudson Street, 16th floor
New York, NY 10014
Attention: Alan Shapiro
Telephone: (646) 728-9715
Email: ashapiro@everydayhealthinc.com

with a copy to:

Davis & Gilbert LLP
1740 Broadway
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New York, New York 10019
Attention: Curt Myers, Esq.
Telephone: (212) 468-4987
E-mail: cmyers@dglaw.com

or at such other address for a party as will be specified by like notice.

9.8 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each Party, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court in the State of Delaware or in the absence of jurisdiction, the state courts located in New Castle County, Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each Party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the Parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.7 hereof or at such other address of which the other Parties shall have been notified in accordance with the provisions of Section 9.7 hereof, such service being hereby acknowledged by the Parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

9.9 Public Announcements. The Sellers’ Representative and the Buyer shall mutually agree upon the press release to be issued at or promptly following the Closing in connection with the transactions contemplated herein (the “Closing Press Release”). Public statements or press releases made by the Buyer or an Affiliate of the Buyer subsequent to the Closing Press Release (“Subsequent Releases”) shall not be subject to the consent of any Person, but Subsequent Releases made by the Sellers’ Representative, any Seller or the Company, or any Affiliate thereof, shall require the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed).

9.10 No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party will be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument. Signed facsimile counterparts to this Agreement or signed counterparts

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delivered in .pdf or other electronic format shall be acceptable and binding and treated in all respects as having the same effect as an original signature.

9.12 Entire Agreement. This Agreement (including the Disclosure Schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof.

ARTICLE 10

CERTAIN DEFINITIONS

In addition to terms otherwise defined in this Agreement, the following terms have the meanings specified in this Article 10:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” or “affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, except that with respect to any specified Person who is a natural person, such terms also include such family members.

“Ancillary Agreement” means any agreement, exhibit, statement, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Bank Loan” means the loan contemplated by the Loan Agreement and Promissory Note, dated as of September 13, 2012, by and between the Company and Boston Private Bank & Trust Company.

“Business” means providing, as an outside consultant to pharmaceutical companies, strategic launch, branding and marketing solutions for orphan or ultra-orphan pharmaceutical drugs.

“business day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

“Closing Cash Amount” means, with respect to the Company, as of the Closing, the amount of all unrestricted cash and cash equivalents (but including any cash held on deposit with Banknorth, N.A., as collateral for the Irrevocable Standby Letter of Credit No. 83014209 issued by Banknorth, N.A., as amended, in respect of the Company’s leasehold property) held by the Company at such time. For avoidance of doubt, the Closing Cash Amount shall be adjusted to reflect ordinary course and current reconciling items, including a negative adjustment for any issued but uncleared checks and drafts.

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“Closing Indebtedness Amount” means the Indebtedness of the Company as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any agreement, contract, obligation, promise, note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, lease or other instrument, commitment or undertaking (whether written or oral) that is legally binding.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, directives, ordinances, the common law, judgments, orders, consent agreements, work practices, standards and norms relating to (a) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health and safety or (b) the presence, Management, Release or threat of Release of, or exposure to Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any analogous state statue and its implementing regulations): Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Amount” means the sum of $2,500,000.

”Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“First Tranche Payment” means the amount payable to a Recipient identified on Exhibit I under the column headed “First Tranche Payment”.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial or local governmental, regulatory or administrative body, agency or authority, any court, tribunal or judicial authority, whether foreign or domestic, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law.

“Hazardous Substances” means any substance, compound, mineral, waste, gas or chemical that are defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, or hazardous waste, or otherwise regulated or governed, under Environmental Laws.

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“Healthcare Laws” means all applicable federal, state and local laws governing: (1) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services or the formation or use of any opt-in physician community, including laws that regulate managed care, third party payors and persons bearing the financial risk for the provision or arrangement of health services, including any applicable state insurance, health maintenance organization or managed care laws, and the participation in any state Medicaid program; (2) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, laws prohibiting or regulating fraud and abuse, patient referrals, false claims or provider incentives generally or under the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and the regulations promulgated thereunder, the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the Stark Law (42 U.S.C. 1395nn), the Affordable Care Act (Public Law 111-148 as amended by Public Law 111-152), the exclusion laws (42 U.S.C. 1320a-7); the Mental Health Parity and Addiction Equity Act (29 U.S.C. § 1185a), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and all comparable state laws; (3) the administration of health claims or benefits or processing or payment for health services, treatment or supplies furnished by providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; and (4) the privacy, security, transmission, and storage of protected health information, including without limitation HIPAA.

“Holder” shall mean a Seller which has executed this Agreement, for so long as such Seller is the registered owner of any Registrable Shares.

“Indebtedness” means all principal, interest, premiums or other obligations, whether contingent or otherwise, related to: (a) all indebtedness of the Company for borrowed money or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) all obligations of the Company for the deferred purchase price of property or services (other than accounts payable, accrued expenses and deferred revenue incurred in the ordinary course of business and consistent with past practice); (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP currently in effect, recorded as capital leases; (e) all obligations, contingent or otherwise, of the Company under bankers acceptances, letters of credit, reimbursement obligation with respect to any letter of credit or similar facilities; and (f) all obligations of the Company under interest rate and currency hedging agreements, including swap breakage or associated fees.

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts (including any reissues, divisionals, renewals, provisionals, continuations or continuations-in-part thereof) claiming priority therefrom (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable, (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”), (c) works of authorship (“Copyrights”), (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under

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corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”), (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith (collectively, “Trademarks”), (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records and (g) domain names; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

“Knowledge of the Sellers” and words of similar import means the actual knowledge (after reasonable internal inquiry of Company employees) of any Seller.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Litigation” means any claim, action, demand, lawsuit, arbitration, inquiry, investigation, audit, notice of violation, proceeding, litigation, citation, mediation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise and whether at law or in equity.

“Losses” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, Taxes, claims, costs and expenses (including reasonable attorneys’ fees) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement (whether in connection with matters asserted in Third Party Claims or incurred or sustained in the absence of Third Party Claims); provided that Losses shall not include special, exemplary or punitive damages.

“Material Adverse Effect” means any circumstance or event that, individually or in the aggregate with any other circumstance or event, (a) is or would be reasonably expected to be material and adverse to the business, condition (financial or otherwise) or results of operations of the Company or (b) that would have a material adverse effect on the ability of any Seller to consummate the transactions contemplated by the Agreement; provided, however, that “Material Adverse Effect” shall not include the impact on such business, condition (financial or otherwise), results of operations, assets or properties arising out of or attributable to (i) general economic conditions affecting the United States and conditions or effects that generally affect the industries in which the Company operates (including legal and regulatory changes), (ii) effects resulting from changes affecting capital market conditions in the United States, or (iii) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States).

“Net Working Capital Adjustment Amount” means (a) if the Net Working Capital Amount exceeds the Target Net Working Capital Amount, a positive number equal to the amount by which the Net Working Capital Amount exceeds the Target Net Working Capital

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Amount, and (b) if the Target Net Working Capital Amount exceeds the Net Working Capital Amount, a negative number equal to the amount by which the Target Net Working Capital Amount exceeds the Net Working Capital Amount.

“Net Working Capital Amount” means (a) all current assets (excluding cash and cash equivalents included in the Closing Cash Amount) of the Company, minus (b) all current liabilities (excluding any Indebtedness (other than instalment notes and current liabilities under capital leases) and Seller Transaction Expenses) of the Company determined as of the Closing; provided that the Net Working Capital Amount shall include a liability for accrued year to date bonuses to employees of the Company (including the Sellers) under the Company’s employee retention plan and other bonus, retention and similar plans and arrangements in place as of the Closing; provided, further, however, that without limiting the preceding proviso, the Aggregate Bonus Payment shall be treated as a current liability for purposes of determining the Net Working Capital Amount.

“Options” shall mean any options, warrants, rights, calls, commitments, conversion rights, rights of exchange rights of first offer or first refusal, plans or other commitments, agreements or arrangements of any kind.

”Participating Holder” shall mean a Holder who has provided the Required Information to the Buyer.

”Participating Shares” shall mean any Registrable Shares, the registered owner of which is a Participating Holder.

“Permitted Lien” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, and (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

“Person” or “person” means any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Post-Closing Tax Period” means any tax period ending after the Closing Date and not including any Straddle Period.

“Pre-Closing Taxes” means, without duplication, any liability for Taxes of the Company for Pre-Closing Tax Periods or allocable to the Straddle Period in accordance with Section 7.5.

“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date.

“Recipient” means any person identified on Exhibit I as being entitled to receive a Retention Bonus.

“register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and

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the declaration or ordering of effectiveness of such registration or document pursuant to the Securities Act.

“Registrable Shares” shall mean (i) any shares of Buyer common stock issuable upon conversion of the Notes and (ii) any outstanding shares or other securities issued by the Buyer directly or indirectly with respect to outstanding Notes by way of dividend, stock split, or distribution; provided, that such securities shall cease to be Registrable Shares on the earlier to occur of: (w) the one year anniversary of the Closing Date, (x) the date upon which they have been distributed to the public pursuant to an offering registered under the Securities Act (including through a the Shelf Registration Statement), (y) the date upon which they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 or (z) the date upon which they have ceased to be outstanding.

“Retention Bonuses” means bonus payments in an aggregate amount of $1,000,000 payable, subject to the provisions of Section 5.2, to employees of the Company as set forth on Exhibit I.

“Release” means any actual or threatened release, spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into, under or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), of Hazardous Substances.

“Rule 144” shall mean Rule 144 under the Securities Act (or any similar rule then in force).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Second Tranche Payment” means the amount payable to a Recipient identified on Exhibit I under the column headed “Second Tranche Payment”.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shelf Registration Statement” shall mean a registration statement on Form S-3 registering the resale of the Participating Shares pursuant to Rule 415 under the Securities Act.

“Seller Transaction Expenses” means all transaction fees and expenses incurred or payable by the Sellers or the Company in connection with the transactions contemplated by this Agreement, including investment banking fees and fees and expenses of accountants, counsel and other agents and representatives.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Target Net Working Capital Amount” means $2,450,802.

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“Tax” means (a) any federal, state, local, foreign or any other taxes, including without limitation any income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environmental, alternative, or add-on minimum taxes or other taxes, fees, assessments, customs or similar duties, tariffs, or escheat or abandoned property obligations, or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on or with respect to the Company or its properties or assets and (b) any obligations under any agreements or arrangements with respect to any item described in clause (a) hereof, and (c) any transferee or other liability in respect of any item described in clauses (a) or (b) hereof by reason of assumption, transferee liability, operation of law, Treasury regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under applicable law) or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or its properties or assets or the administration of any laws, regulations or administrative requirements relating to any such Tax.

“Taxing Authority” means any federal, state, local, and foreign governmental entity or other authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Buyer’s common stock is listed or admitted for trading.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

CAMBRIDGE BIOMARKETING GROUP, LLC

By:	/s/ Steven West
Name: Steven West
Title: Manager

SELLERS:

/s/ Steven West
Steven West

/s/ Maureen Franco
Maureen Franco

/s/ Mike Hodgson
Mike Hodgson

/s/ Sam Falsetti
Sam Falsetti

/s/ Rob Scalea
Rob Scalea

/s/ Shauna Horvath
Shauna Horvath
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SELLERS’ REPRESENTATIVE, solely in its capacity as Sellers’ Representative

/s/ Maureen Franco
Maureen Franco

EVERYDAY HEALTH, INC.

By:	/s/ Alan Shapiro
Name: Alan Shapiro
Title: Executive Vice President and General Counsel
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Exhibit A

Members	Stated Interest

Exhibit B

FORM OF EARN OUT AGREEMENT

Exhibit C

FORM OF CONVERTIBLE NOTE

Exhibit D

FORM OF CLOSING STATEMENT

Exhibit E

FORM OF ESCROW AGREEMENT

Exhibit F

FORM OF NON-COMPETITION AGREEMENT

Exhibit G

ALLOCATION SCHEDULE

Exhibit H

Form of Assignment of Membership Interests

Exhibit I

Retention Bonus Recipients and Payments